Exhibit 99.1

Ralph Faison Joins Amber Road’s Board of Directors

EAST RUTHERFORD, NJ, December 5, 2017 – Amber Road (NYSE: AMBR), a leading provider of cloud-based global trade management (GTM) solutions, today announced the appointment of Ralph Faison as an independent director of the Company, effective immediately. Mr. Faison’s appointment expands the Board to seven directors, six of whom are independent. Mr. Faison will also become a member of the Company’s Compensation Committee.
“Ralph’s 25+ years of broad international leadership experience across several technology industries will add a valuable perspective to our Board of Directors,” said Jim Preuninger, CEO of Amber Road. “We welcome his insight and look forward to drawing on his judgment and counsel as a former public company chief executive and chairman.”
Mr. Faison most recently served, from 2011 to 2014, as the President, Chief Executive Officer and Chairman of the Board of publicly-traded Pulse Electronics Corporation, a worldwide leader in electronic component design and manufacture with a broad international customer base. From 2002 to 2007, Mr. Faison served as Chief Executive Officer and director of publicly-traded Andrew Corporation, a manufacturer of communications equipment and systems, where he also served for a time as its Chief Operating Officer prior to it being acquired by CommScope, Inc. in 2007. Mr. Faison’s prior experience also includes serving as President and Chief Executive Officer of Celiant Corporation, prior to its acquisition by Andrew Corporation, Vice President of the New Ventures Group at Lucent Technologies and various positions with AT&T.
In addition to his directorship experience at Pulse Electronics and Andrew Corporation, Mr. Faison has also served, since 2003, on the Board of Directors of NETGEAR, Inc. (NASDAQ: NTGR) where he is the former chair of its Compensation Committee and currently is a member of its Nominating and Corporate Governance Committee and Cyber Security Committee. As a public company director, chairman and chief executive officer, Mr. Faison has extensive experience advising on many aspects of public company management.
Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University.
About Amber Road
Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade.  As a leading provider of cloud-based global trade management (GTM) software, trade content and training, we help companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk.  We do this by creating a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies.  We replace manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management.  We provide rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.
For more information, please visit www.AmberRoad.com, email Solutions@AmberRoad.com or call 201-935-8588.